Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is entered into on May 11, 2021 by Eagle Equity Partners III, LLC, a Delaware limited liability company (the “Sponsor”), Soaring Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successor, “Acquiror”), Ginkgo Bioworks, Inc,, a Delaware corporation (the “Company”), and, solely with respect to Section 1.6(c), Section 1.10, Section 2.1(f) and Article III, the individuals identified on Schedule I hereto (the “Sponsor Principals”). Acquiror, the Sponsor, the Sponsor Principals and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Certain terms used in this Agreement have the applicable meanings ascribed to them in Section 3.1.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 43,125,000 Acquiror Cayman Class B Shares and (ii) 19,250,000 Acquiror Private Placement Warrants (which constitute all of the outstanding Acquiror Private Placement Warrants);

WHEREAS, contemporaneously with the Parties’ execution and delivery of this Agreement, Acquiror, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Acquiror will domesticate as a Delaware corporation and Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Acquiror; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

COVENANTS AND AGREEMENTS

Section 1.1 Forfeiture of Promote Shares and Private Placement Warrants.

(a) Immediately prior to the Closing, the Sponsor will (and, subject only to the occurrence of the Closing, hereby does) irrevocably surrender, forfeit and transfer to Acquiror, for no consideration and without any further right thereto, and consent to the termination and cancellation of, the Forfeited Promote Shares (and any other Equity Securities into which such Forfeited Promote Shares may have been converted or for which such Forfeited Promote Shares may have been exchanged).

(b) Immediately prior to the Closing, the Sponsor will (and, subject only to the occurrence of the Closing, hereby does) irrevocably surrender, forfeit and transfer to Acquiror, for no consideration and without any further right thereto, and consent to the termination and cancellation of, the Forfeited Private Placement Warrants (and any other Equity Securities into which such Forfeited Private Placement Warrants may have been converted or for which such Forfeited Private Placement Warrants may have been exercised or exchanged).

(c) Immediately prior to the Closing, the Sponsor will cause to be delivered and surrendered to Acquiror for cancellation any stock certificates, warrant certificates or any similar instruments evidencing or representing any Forfeited Promote Share or Private Placement Warrants to be surrendered, forfeited, transferred, terminated and cancelled pursuant to Section 1.1(a) or Section 1.1(b), as applicable.

Section 1.2 Sponsor Earn-out.

(a) The Sponsor hereby irrevocably agrees that, at (and subject only to the occurrence of) the Closing, the Earn-out Promote Shares will become restricted shares and will be subject to the vesting and forfeiture provisions set forth in Section 1.2(d).

(b) The Earn-out Promote Shares will be composed as follows: (i) 25% of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.2(d) (the “First Target Earn-out Shares”), (ii) an additional 25% of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.2(d) (the “Second Target Earn-out Shares”), (iii) an additional 25% of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.2(d) (the “Third Target Earn-out Shares”) and (iv) the remaining 25% of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.2(d) (the “Fourth Target Earn-out Shares”).

(c) If the result of the product of (i) 25% multiplied by (ii) the total number of Earn-out Promote Shares is not a whole number, then the number of Earn-out Promote Shares resulting from the product of (A) 4.00 multiplied by (B) the fractional amount (rounded to the nearest thousandth when expressed in decimal form) of the fractional Earn-out Promote Share resulting from the calculation set forth in the introduction to this sentence will be rounded down to the nearest whole number, and each such whole Earn-out Promote Share will be a First Target Earn-out Share.

(d) The Earn-out Promote Shares will be subject to the following vesting conditions:

(i) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $12.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the First Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.2.

(ii) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Second Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.2.

(iii) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $17.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Third Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.2.

(iv) If, at any time during the Earn-out Period, the Acquiror Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Fourth Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.2.

(e) For the avoidance of doubt, if the vesting conditions applicable to more than one of Section 1.2(d)(i), Section 1.2(d)(ii), Section 1.2(d)(iii) or Section 1.2(d)(iv) have been satisfied at any time, then all of the Earn-out Promote Shares subject to such satisfied vesting conditions will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.2. Without limiting the foregoing, if the vesting condition set forth in Section 4.4(c)(i), Section 4.4(c)(ii), Section 4.4(c)(iii) or Section 4.4(c)(iv) of the Merger Agreement is deemed met by the Company, then the corresponding vesting condition set forth in Section 1.2(d)(i), Section 1.2(d)(ii), Section 1.2(d)(iii) or Section 1.2(d)(iv), respectively, shall also be deemed met.

(f) If, upon the expiration of the Earn-out Period, the vesting of any of the Earn-out Promote Shares has not occurred, then the applicable Earn-out Promote Shares that failed to vest pursuant to Section 1.2(d), as applicable, and any dividends or distributions previously paid or made in respect thereof will be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than Acquiror) will have any further right with respect thereto. Notwithstanding anything to the contrary herein, in no event will the Sponsor be entitled to retain after the Earn-out Period an aggregate number of Earn-out Promote Shares greater than the total number of Earn-out Promote Shares that has vested in accordance with Section 1.2(d) or Section 1.2(h).

(g) If, during the Earn-out Period, the Acquiror Delaware Class A Shares outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, by reason of any Equity Adjustment, or any similar event shall have occurred, then the applicable Acquiror Trading Price specified in each of Section 1.2(d)(i), Section 1.2(d)(ii), Section 1.2(d)(iii) and Section 1.2(d)(iv) will be equitably adjusted to reflect such change.

(h) In the event that there is an Acquiror Sale during the Earn-out Period, then, to the extent that the holders of Acquiror Delaware Class A Shares receive an Acquiror Sale Price that is greater than or equal to the applicable Acquiror Trading Price specified in Section 1.2(d)(i), Section 1.2(d)(ii), Section 1.2(d)(iii) or Section 1.2(d)(iv) (subject to Section 1.2(g)) any Earn-out Promote Shares that have not previously vested in accordance with Section 1.2(d)(i), Section 1.2(d)(ii), Section 1.2(d)(iii) or Section 1.2(d)(iv), as applicable, will be deemed to have vested (to the extent that such Earn-out Promote Shares would have vested pursuant to Section 1.2(d)(i), Section 1.2(d)(ii), Section 1.2(d)(iii) or Section 1.2(d)(iv), as applicable, if the Acquiror Trading Price had been the Acquiror Sale Price for any 20 Trading Days within any period of 30 Trading Days during the Earn-out Period) immediately prior to the closing of such Acquiror Sale, and the holders of any Earn-out Promote Shares deemed vested pursuant to this Section 1.2(h) will be eligible to participate in such Acquiror Sale with respect to such Earn-Out Promote Shares on the same terms, and subject to the same conditions, as the holders of Acquiror Delaware Class A Shares or Acquiror Delaware Class B Shares, as applicable, generally.

(i) For so long as any Earn-out Promote Share remains subject to the vesting and forfeiture conditions specified in Section 1.2(d), (i) the holder thereof will be entitled to exercise the voting rights carried by such Earn-out Promote Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Earn-out Promote Share, and any dividends or distributions paid or made in respect of such Earn-out Promote Share will be retained by Acquiror and invested as and to the extent determined by Acquiror and will be paid or made to the holder of such Earn-out Promote Share only when and to the extent that such Earn-out Promote Share vests in accordance with Section 1.2(d), and, to the extent that such Earn-out Promote Share fails to vest in accordance with Section 1.2(d) prior to the expiration of the Earn-out Period, any dividends or distributions paid or made in respect thereof will be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) will have any further right with respect thereto.

Section 1.3 Restrictions on Transfer.

(a) From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Sponsor (and any other Person to which any Promote Share or Private Placement Warrant is Transferred) shall not, directly or indirectly, Transfer any of the Promote Shares or Private Placement Warrants legally or beneficially owned by it, other than (A) as required or expressly and affirmatively permitted by the Merger Agreement or any Ancillary Agreement (including this Agreement) or (B) in accordance with Section 1.4. In the event that the Sponsor (or any other Person to which any Promote Share or Private Placement Warrant is Transferred) Transfers any Promote Shares or Private Placement Warrants prior to the Closing, Acquiror shall amend Schedule II hereto promptly thereafter (and, in any event, prior to the Closing) to reflect such Transfer.

(b) From the Closing until the earlier of (i) the date that is one year following the Closing Date and (ii) the valid termination of this Agreement pursuant to Section 3.3, the Sponsor (and each other Person to which any Promote Share is Transferred) shall not, directly or indirectly, Transfer any of the Promote Shares (including the Earn-out Promote Shares) legally or beneficially owned by it, other than in accordance with Section 1.4. For the avoidance of doubt, the restrictions set forth in this Section 1.3(b) shall not apply to any Private Placement Warrants or to any Acquiror Delaware Class A Shares into which such Private Placement Warrants are converted or for which such Private Placement Warrants are exercised or exchanged (including by reason of any Equity Adjustment).

(c) The Parties acknowledge and agree that (i) notwithstanding anything to the contrary herein, all Promote Shares and Private Placement Warrants beneficially owned by the Sponsor (or any Person to which any Promote Share or Private Placement Warrant is Transferred) will remain subject to any restrictions on Transfer under all applicable securities laws and all rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Promote Share or Private Placement Warrant in violation of this Agreement will be null and void ab initio.

Section 1.4 Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.3(a) or Section 1.3(b), each holder of Promote Shares or Private Placement Warrants will be permitted to Transfer Promote Shares or Private Placement Warrants:

(a) to any of Acquiror’s officers or directors;

(b) if such holder is an individual, then (i) by will or other testamentary document or device or (ii) by operation of applicable Law, including applicable Laws of intestacy or descent or pursuant to a qualified domestic relations order, divorce settlement, divorce decree, separation agreement or related court order;

(c) as a bona fide gift or gifts, including to any charitable organization;

(d) for bona fide estate planning purposes;

(e) to any Person of which all of the outstanding equity interests are legally and beneficially owned by such holder or, if such holder is an individual, then to one or more members of the immediate family or former spouse of such holder;

(f) if such holder is a Person other than an individual, then to another Person (other than an individual) that is an Affiliate of such holder, or to any investment fund or other Person managing or managed by such holder or one or more of its Affiliates (including, for the avoidance of doubt, where such holder is a partnership, to its general partner);

(g) if such holder is a Person other than an individual, then (i) to any shareholder, partner or member of such holder in redemption of such shareholder’s, partner’s or member’s interest in such holder or (ii) upon such holder’s bona fide liquidation or dissolution, to the shareholders, partners or members of such holder in accordance with its Governing Documents; or

(h) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (a) through (g);

provided that (A) in the case of any Transfer pursuant to any of the foregoing clauses (b), (c), (d) and (h), such Transfer does not involve a disposition for value and (B) in the case of any Transfer pursuant to any of the foregoing clauses (a), (c), (d), (e), (f), (g) and (h), (1) the Person effecting such Transfer provides written notice of such Transfer to Acquiror at least two Business Days prior to effecting such Transfer, (2) the Promote Shares or Private Placement Warrants so Transferred will remain subject to this Agreement, and, before such Transfer will be considered effective, the Person to which such Promote Shares or Private Placement Warrants are to be Transferred will provide a written undertaking to each of Acquiror and the Company agreeing to be bound by the terms and conditions of this Agreement as if such Person were the Sponsor for all purposes hereunder and, to the extent that any of the Promote Shares legally or beneficially owned by the Sponsor as of the date hereof are so Transferred, agreeing to be bound to the terms and conditions of each of Section 1.1 and Section 1.2 as if such Person were the Sponsor, (C) the Sponsor will file any public report or filing required to be made under applicable securities laws (including filings under Section 16(a) of the Exchange Act) to disclose such Transfer on a timely basis and (D) there will be no voluntary public disclosure or other voluntary announcement of such Transfer without the prior written consent of Acquiror.

Section 1.5 Waiver of Anti-Dilution Provisions. The Sponsor hereby irrevocably waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by applicable Law and the Governing Documents of Acquiror, any anti-dilution or other protection with respect to the Acquiror Cayman Class B Shares that would result in the Acquiror Cayman Class B Shares converting into other Acquiror Shares in connection with any of the transactions contemplated by the Merger Agreement or any Ancillary Agreement (including the Domestication, the PIPE Investment and the Merger) at a ratio greater than one-for-one (including the provisions of Article 17 of Acquiror’s Amended and Restated Memorandum and Articles of Association). The waiver specified in this Section 1.5 will be applicable only in connection with the transactions contemplated by the Merger Agreement or any Ancillary Agreement (or any issuance of Equity Securities of Acquiror issued in connection with the transactions contemplated by the Merger Agreement or any Ancillary Agreement) and will be void and of no force and effect if the Merger Agreement is validly terminated for any reason prior to the Closing.

Section 1.6 Sponsor Support Agreements.

(a) The Sponsor hereby irrevocably and unconditionally agrees, solely in its capacity as a shareholder of Acquiror, that, unless this Agreement has been validly terminated in accordance with Section 3.3, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof), and in connection with any written consent of shareholders of Acquiror, the Sponsor will, and will cause any other holder of record of any of the Sponsor’s voting Covered Securities:

(i) to appear at such shareholder meeting or otherwise cause the Sponsor’s voting Covered Securities to be counted as present at such shareholder meeting for purposes of establishing a quorum;

(ii) to vote, or cause to be voted, at such shareholder meeting (or, as applicable, validly execute and deliver and take all other action necessary to grant legally effective consent to any action by written consent of the shareholders of Acquiror) all of the Sponsor’s voting Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), in favor of (A) all of the Transaction Proposals and (B) the Acquiror Warrant Proposal; and

(iii) to vote, or cause to be voted, at such shareholder meeting (or, as applicable, take all action necessary to withhold consent to any action by written consent of the shareholders of Acquiror) all of the Sponsor’s voting Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), against (A) any Business Combination Proposal and (B) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect any of the Transaction Proposals or any other transaction contemplated by the Merger Agreement or any Ancillary Agreement or result in any breach of any representation, warranty, covenant, agreement or other obligation of Acquiror or Merger Sub under the Merger Agreement or of Acquiror, Merger Sub or the Sponsor under any Ancillary Agreement to which any of the foregoing is a party (including this Agreement).

The obligations of the Sponsor specified in this Section 1.6(a) will apply whether or not any of the Transaction Proposals or, as applicable, the Acquiror Warrant Proposal is recommended by the Acquiror Board and whether or not the Acquiror Board has previously recommended any of the Transaction Proposals or, as applicable, the Acquiror Warrant Proposal but changed such recommendation.

(b) The Sponsor hereby irrevocably and unconditionally agrees not to elect to redeem any Acquiror Cayman Ordinary Share in the Acquiror Share Redemption or otherwise.

(c) From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Sponsor and each Sponsor Principal will comply with and fully perform all of its covenants and agreements set forth in the Insider Letter, and neither the Sponsor nor any Sponsor Principal shall amend, restate, supplement or otherwise modify, or cause Acquiror to amend, restate, supplement or otherwise modify or waive, any provision of the Insider Letter without the prior written consent of the Company.

(d) From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Sponsor will, subject to any restrictions contained in its Governing Documents, advance funds to Acquiror as and when necessary to financing working capital or costs incurred in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreements.

Section 1.7 Further Assurances. From time to time, at the Company’s or Acquiror’s request and for no additional consideration, the Sponsor will execute and deliver such additional documents and use commercially reasonable efforts to take all such further action as may be reasonably necessary or reasonably requested by Acquiror or the Company to effect the actions and consummate the transactions contemplated by this Agreement, the Merger Agreement and each other Ancillary Agreement to which the Sponsor is a party. For clarity, the preceding sentence shall not require the Sponsor to pay any monetary amount or make any financial accommodation or concession. The Sponsor further agrees not to commence or participate (in a manner adverse to Acquiror, the Company or any of their respective Related Persons) in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Acquiror, the Company or any of their respective Related Persons, relating to the negotiation, execution or delivery of the Merger Agreement, any of the Ancillary Agreements or any of the transactions contemplated thereby (including any Action (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or any of the Ancillary Agreements or (b) alleging a breach of any fiduciary duty of the Acquiror Board in connection with this Agreement, the Merger Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby). Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of the Sponsor to enforce its rights under this Agreement or any other Ancillary Agreement to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Agreement by any other party hereto or thereto, including by commencing any Action in connection therewith.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.9 Permitted Disclosure. The Sponsor hereby authorizes each of the Company and Acquiror to publish and disclose, in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, the Sponsor’s identity and ownership of Covered Securities and the Sponsor’s obligations under this Agreement.

Section 1.10 Disclosure; Public Announcements. Neither Acquiror nor the Company shall publish or disclose in any announcement, filing or disclosure the Sponsor’s identity or ownership of Equity Securities of Acquiror or the nature of the Sponsor’s obligations under this Agreement unless such publication or disclosure is required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC. For a period of two years following the Closing, neither the Sponsor nor any Sponsor Principal shall, or shall permit any of its Affiliates to, issue any press release or make any other public announcement or public statement with respect to this Agreement, the Merger Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, a “Public Communication”), without the prior written consent of each of Acquiror and the Company (which consent may be withheld in Acquiror’s or the Company’s sole discretion), except (a) as required by applicable Law or any Governmental Authority (including pursuant to any court process), in which case the Sponsor or such Sponsor Principal shall provide Acquiror and the Company and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the Merger Agreement, any other Ancillary Agreement or the transactions contemplated hereby or thereby) in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (b) with respect to a Public Communication that is consistent with prior disclosures by Acquiror and the Company.

Section 1.11 Support of the Merger.

(a) From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Sponsor will not, and the Sponsor will instruct and use reasonable best efforts to cause its Representatives not to, (A) make any proposal or offer that constitutes a Business Combination Proposal, (B) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any Person with respect to a Business Combination Proposal (other than to inform such Person of the Sponsor’s obligations pursuant to this Section 1.11(a)) or (C) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, the Sponsor will, and will instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

(b) From the date hereof until the valid termination of this Agreement, the Sponsor will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein (provided that this sentence will not require the Sponsor to pay any monetary amount or make any financial accommodation or concession), and will not take any action that would reasonably be expected to materially delay, materially impede or prevent the satisfaction of any of the conditions to the Merger set forth in Article X (Conditions to Obligations) of the Merger Agreement.

Section 1.12 Acquiror Closing Statement. Acquiror shall deliver to the Company, concurrently with the statement contemplated by Section 3.2(b) of the Merger Agreement, a statement setting forth (a) Acquiror’s good faith determination the total number of each of (i) the Upfront Promote Shares, (ii) the Forfeited Promote Shares, (iii) the Forfeited Private Placement Warrants and (iv) the Earn-out Promote Shares, together with Acquiror’s good faith calculations thereof in accordance with this Agreement, and (b) a schedule setting forth Acquiror’s determination of (i) the number of Promote Shares and the number of Private Placement Warrants to be surrendered, forfeited and transferred pursuant to Section 1.1(a) or Section 1.1(b), as applicable, and (ii) the number of Promote Shares that will become restricted shares and be subject to the vesting and forfeiture provisions set forth in Section 1.2(d).

Section 1.13 Board Nomination Right. After the Closing and through Acquiror’s first annual meeting of stockholders, the Acquiror Board shall nominate, and shall use its reasonable best efforts to have re-elected or appointed, to the Acquiror Board at least one of those individuals identified in Items 3 and 4 in Section 8.6(a) of the Company Disclosure Letter who serves as a director of Acquiror immediately following the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor (and, solely with respect to Section 2.1(f), each Sponsor Principal) represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not, in the case of the Sponsor, with respect to any Sponsor Principal or, in the case of any Sponsor Principal, with respect to any other Sponsor Principal) as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. As of the date hereof, the Sponsor is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, the number of the Acquiror Shares and the number of Acquiror Warrants set forth opposite the Sponsor’s name in the columns titled “Acquiror Shares” and “Acquiror Warrants,” respectively, in Schedule II hereto (such Acquiror Shares and such Acquiror Warrants, collectively, the Sponsor’s “Owned Securities”), and there exists no Lien or any other limitation or restriction affecting any of such Owned Securities (including any restriction on the right to vote, sell or otherwise dispose of any of such Owned Securities), other than pursuant to (i) this Agreement, (ii) Acquiror’s Governing Documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) applicable securities Laws. As of the date hereof, the Sponsor does not own of record or beneficially (or have any right, option or warrant to acquire) any Equity Security of Acquiror (or any indebtedness convertible into or exercisable or exchangeable for any Equity Security of Acquiror) or any interest therein, other than the Sponsor’s Owned Securities. Except pursuant to this Agreement, the Sponsor’s Owned Securities are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Owned Securities.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of the Sponsor or (ii) require any consent, waiver or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Covered Securities), the absence of which consent, waiver or approval, or omission of which action, would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d) Litigation. There is no Action pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(e) Brokerage Fees. Except as disclosed in Section 6.14 of the Acquiror Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement, this Agreement or any other Ancillary Agreement, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of the Sponsor, on behalf of, the Sponsor for which Acquiror, the Company or any of the Company’s Subsidiaries would have any obligation.

(f) Affiliate Arrangements. Except as disclosed in the prospectus, dated February 23, 2021, filed in connection with the Acquiror’s initial public offering, neither the Sponsor or Sponsor Principal nor any of its Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any material Contract with Acquiror or any of its Subsidiaries or (ii)

is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Merger).

(g) Acknowledgment. The Sponsor has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. The Sponsor understands and acknowledges that the Company’s willingness to enter into the Merger Agreement was conditioned upon and materially induced by the Sponsor’s execution and delivery of this Agreement and performance of its obligations hereunder.

ARTICLE III

MISCELLANEOUS

Section 3.1 Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Share Redemption Basket” means an amount equal to the greater of (i) 50% of the PIPE Investment Amount and (ii) $250 million.

“Agreement” as the meaning set forth in the preamble hereto.

“Ancillary Investment” means any investment in the Equity Securities of Acquiror or the Company that has been approved in writing by each of Acquiror and the Company and for which a cash purchase price is paid (or remitted by Acquiror) to the Company during the Interim Period or substantially concurrently at the Closing; provided that none of the following shall be an “Ancillary Investment”: (i) any investment in PIPE Shares pursuant to a Subscription Agreement entered into on or before the date of this Agreement, (ii) any acquisition of Equity Securities of Acquiror or the Company by any Person from any holder (other than Acquiror or the Company) of Equity Securities of Acquiror or the Company (including any redemption or purchase of Equity Securities of Acquiror or the Company by Acquiror, the Company or any of their respective Subsidiaries), (iii) any acquisition of Company Common Shares pursuant to the vesting, exercise or settlement of any Equity Security of the Company or any of its Subsidiaries or (iv) any investment or transaction disclosed in Section 7.1 of the Company Disclosure Letter.

“Base Earn-out Promote Shares” means a number of Promote Shares equal to the product of (i) the total number of Promote Shares multiplied by (ii) 0.30.

“Base Upfront Promote Shares” means a number of Promote Shares equal to the product of (i) the total number of Promote Shares multiplied by (ii) 0.70.

“Company” has the meaning set forth in the preamble hereto.

“Covered Securities” means (i) all of the Sponsor’s Owned Securities and (ii) all other Equity Securities of Acquiror of which the Sponsor acquires beneficial ownership (whether pursuant to any Equity Adjustment or otherwise), after the date hereof but before the Closing.

“Earn-out Promote Shares” means a number of Promote Shares equal to the greater of (i) zero and (ii) the sum of (A) the difference of (x) the total number of Base Earn-out Promote Shares minus (y) the total number of Remaining Restructured Promote Shares, plus (B) the product of (x) the total number of Restructured Promote Shares multiplied by (y) 0.25.

“Forfeited Private Placement Warrants” means a number of Private Placement Warrants equal to the product of (i) the total number of Private Placement Warrants multiplied by (ii) 0.10.

“Forfeited Promote Shares” means a number of Promote Shares equal to the product of (i) the total number of Restructured Promote Shares multiplied by (ii) 0.75.

“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Net Acquiror Share Redemption Amount” means an amount equal to the difference of (i) the Acquiror Share Redemption Amount minus (ii) the Net Ancillary Investment Amount.

“Net Ancillary Investment Amount” means an amount, calculated as of the Closing, equal to the difference of (i) the aggregate amount of cash actually received by Acquiror, the Company or any Subsidiary of the Company pursuant to all of the Ancillary Investments minus (ii) the aggregate amount of all fees, costs and expenses (including fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers) paid or payable by Acquiror, the Company or any of their respective Subsidiaries in connection with such Ancillary Investments (including any amounts paid or payable by a Person other than Acquiror, the Company or any of their respective Subsidiaries that Acquiror, the Company or any of their respective Subsidiaries has paid or reimbursed or is obligated to pay or reimburse).

“Net Trust Account Balance” means an amount equal to the difference of (i) the amount of cash available in the Trust Account as of the Closing, without any deduction in respect of Acquiror Transaction Expenses, Company Transaction Expenses or the Acquiror Share Redemption Amount, and excluding any amount received in connection with the PIPE Investment, minus (ii) the aggregate amount of Acquiror Transaction Expenses.

“Owned Securities” has the meaning set forth in Section 2.1(b).

“Private Placement Warrants” means 19,250,000 Acquiror Private Placement Warrants or any other Acquiror Shares into which such Acquiror Private Placement Warrants are converted or for which such Acquiror Private Placement Warrants are exercised or exchanged (including by reason of any Equity Adjustment).

“Promote Shares” means 42,975,000 Acquiror Cayman Class B Shares or any other Equity Securities of Acquiror into which such Acquiror Cayman Class B Shares are converted or for which such Acquiror Cayman Class B Shares are exercised or exchanged (including by reason of any Equity Adjustment).

“Remaining Restructured Promote Shares” means a number of Restructured Promote Shares equal to the greater of (i) zero and (ii) the difference of (A) the total number of Restructured Promote Shares minus (B) the total number of Base Upfront Promote Shares.

“Restructured Promote Shares” means a number of Promote Shares equal to the product of (i) the total number of Promote Shares multiplied by (ii) the Restructuring Multiplier.

“Restructuring Multiplier” means (i) if (and only if) the Net Acquiror Share Redemption Amount is greater than the Acquiror Share Redemption Basket, then a value, expressed as a percentage, equal to the quotient of (A) the Net Acquiror Share Redemption Amount divided by (B) the sum of (x) the Net Trust Account Balance plus (y) the PIPE Investment Amount and (ii) if (and only if) the Net Acquiror Share Redemption Amount is less than or equal to than the Acquiror Share Redemption Basket, then zero.

“Sponsor” has the meaning set forth in the preamble.

“Transfer” means, with respect to any share of capital stock of Acquiror, (i) any sale, assignment, exchange, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether direct or indirect, whether or not for value, and whether or not by operation of law (including by merger, consolidation or otherwise), including, without limitation, any transfer of such share to a broker or other nominee (with or without a corresponding change in beneficial ownership) and any transfer of voting control of such share, or (ii) entering into any agreement or binding arrangement (including any offer, pledge, warrant, option, hedge, swap, other derivative transaction or proxy) providing for any transaction contemplated by the preceding clause (i); provided, however, that, after the Closing, none of the following shall be considered a “Transfer”: (A) any grant of a proxy with respect to the voting of such share to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders; (B) entering into a support, voting, tender or similar agreement, arrangement or understanding with respect to such share (with or without granting a proxy and/or other customary terms) in support of an Extraordinary Transaction that is approved by a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading, or consummating the actions or transactions contemplated thereby (including, without limitation, voting, tendering, selling, exchanging or otherwise transferring or disposing of such share or any legal or beneficial interest therein in connection with such Extraordinary Transaction); (C) any pledge of such share that creates a security interest in such share pursuant to a bona fide loan or indebtedness transaction for so long as the holder of such share immediately prior to such pledge continues to exercise exclusive voting control with respect to such share (provided, however, that the pledgee’s foreclosure on such share or other similar action shall not be excluded from the definition of “Transfer”); (D) entering into a trading plan with respect to such share pursuant to Rule 10b5-1 under the Exchange Act that has been approved by a majority of the directors of the Corporation then in office who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of the Corporation are then listed for trading (provided, however, that the sale or other disposition of such share pursuant to such plan shall not be excluded from the definition of “Transfer”); (E) any redemption, repurchase or other acquisition by, or surrender, transfer or forfeiture to, Acquiror of such share; (F) the fact that the spouse of any holder of such share possesses or obtains an interest in such share arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such share (provided that any transfer of such share by any holder of such share to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a Transfer of such share unless otherwise exempt from the definition of “Transfer”); or (G) entering into any voting trust or other agreement or arrangement with respect to the voting of such share (with or without granting a proxy) solely with holders of Class B Common Stock in their capacities as such that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the secretary of the Corporation, (2) either has a term not exceeding one year or is terminable by the holder of such share at any time and (3) does not involve any payment of cash, securities or other property or other consideration to the holders of the shares subject thereto, other than the mutual promise to vote shares in a designated manner.

“Upfront Promote Shares” means a number of Promote Shares equal to the greater of (i) zero and (ii) the difference of (A) the total number of Base Upfront Promote Shares minus (B) the total number of Restructured Promote Shares.

Section 3.2 Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.2 of the Merger Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3 Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect (a) upon the termination of the Merger Agreement in accordance with its terms or (b) as mutually agreed in writing by the Parties in accordance with Section 3.5. Upon any valid termination of this Agreement, all obligations of the Parties hereunder shall terminate, without any Liability or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any Party from any Liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or Liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties.

Section 3.5 Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement providing therefor by Acquiror, the Company, the Sponsor and any other Person to which any Acquiror Share or Acquiror Warrant has been Transferred in accordance with Section 1.3 and Section 1.4.

Section 3.6 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.8 Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (a) when delivered in person, (b) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or another nationally recognized overnight delivery service or (d) when delivered by email during normal business hours (and otherwise as of the next Business Day) (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (c) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (a), (b) and (c) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (a), (b) or (c), as applicable), addressed as follows:

If to Acquiror prior to the Merger Effective Time, to:

Soaring Eagle Acquisition Corp. 2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attn:	Eli Baker
Email: ebaker@eagleequitypartners.com with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas
New York, NY 10020
Attn:	Joel Rubenstein
James Hu
Email:	joel.rubinstein@whitecase.com
james.hu@whitecase.com

If to Acquiror following the Merger Effective Time or to the Company, to:

c/o Ginkgo Bioworks, Inc. 27 Drydock Avenue, 8th Floor
Boston, MA 02210
Attn:	Chief Executive Officer
General Counsel
Email:	legal@ginkgobioworks.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 555 Eleventh Street, N.W.
Washington, DC 20004
Attn:	Paul F. Sheridan, Jr.
Kristen S. Grannis
Email:	paul.sheridan@lw.com
kristen.grannis@lw.com

If to the Sponsor or a Sponsor Principal, to the email address set forth beneath the Sponsor’s name in Schedule II hereto or beneath such Sponsor Principal’s name in Schedule I hereto, with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:	Joel Rubenstein
James Hu
Email:	joel.rubinstein@whitecase.com
james.hu@whitecase.com

Section 3.9 Other Provisions. The provisions set forth in each of sections 12.6 (Governing Law), 12.7 (Counterparts), 12.13 (Severability), 12.14 (Jurisdiction; Waiver of Jury Trial) and 12.15 (Enforcement) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.10 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

EAGLE EQUITY PARTNERS III, LLC

By:	/s/ Eli Baker
Name: Eli Baker
Title: Managing Member

[Signature Page of Sponsor Letter Agreement]

SPONSOR PRINCIPALS (solely with respect to Section 1.6(c), Section 1.10, Section 2.1(f) and Article III):

/s/ Harry E. Sloan
Name: Harry E. Sloan

/s/ Eli Baker
Name: Eli Baker

[Signature Page of Sponsor Letter Agreement]

ACQUIROR:

SOARING EAGLE ACQUISITION CORP.

By:	/s/ Harry E. Sloan
Name:	Harry E. Sloan
Title:	Chief Executive Officer

[Signature Page of Sponsor Letter Agreement]

COMPANY:

GINKGO BIOWORKS, INC.

By:	/s/ Jason Kelly
Name:	Jason Kelly
Title:	Chief Executive Officer

[Signature Page of Sponsor Letter Agreement]

Schedule I

Sponsor Principals

1.	Harry E. Sloan

hsloan@eagleequityptnrs.com

2.	Eli Baker

ebaker@eagleequityptnrs.com

[Schedule I of Sponsor Support Agreement]

Schedule II

Promote Shares and Private Placement Warrants

Holder	Acquiror Shares	Acquiror Warrants	Promote Shares	Private Placement Warrants
Eagle Equity Partners III, LLC ebaker@eagleequityptnrs.com	43,125,000	19,250,000	42,975,000	19,250,000

Total:	43,125,000	19,250,000	42,975,000	19,250,000

[Schedule II of Sponsor Support Agreement]